QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. or "Raymond James" consents to the inclusion and description of our opinion letter dated October 8, 2014 to the Board of Directors of Dawson Geophysical Company included as Annex B to the Joint Proxy Statement/Prospectus of TGC Industries, Inc. which forms the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus under the headings of "Summary—Opinion of Raymond James & Associates, Inc., Financial Advisor to Dawson," "The Merger—Background of the Merger," "The Merger—Dawson's Reasons for the Merger," "The Merger—Recommendation of the Dawson Board of Directors," and "The Merger—Opinion of Dawson's Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

/s/ Raymond James & Associates, Inc.
Dallas, Texas
December 16, 2014

QuickLinks

  Exhibit 99.4